UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
                                    ---------
   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)OF THE SECURITIES EXCHANGE OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 1-11827

                            Trex Medical Corporation
                            ------------------------
             (Exact name of registrant as specified in its charter)

                                 81 Wyman Street
                                  P.O. Box 9046
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000
                                 --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     ( )       Rule 12h-3(b)(1)(ii)    ( )
            Rule 12g-4(a)(1)(ii)    ( )       Rule 12h-3(b)(2)(i)     ( )
            Rule 12g-4(a)(2)(i)     ( )       Rule 12h-3(b)(2)(ii)    ( )
            Rule 12g-4(a)(2)(ii)    ( )       Rule 15d-6              ( )
            Rule 12h-3(b)(1)(i)     (X)

Approximate  number of holders of record as of the certification or notice date:
1


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      Pursuant to the requirements of the Securities  Exchange Act of 1934, Trex
Medical Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 29, 2000                Trex Medical Corporation


                                        By:  /s/ William J. Webb
                                             ---------------------------------
                                        Name:    William J. Webb
                                        Title:   President and Chief Executive
                                                 Officer